FORM 4


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Bankgesellschaft Berlin AG
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   (Last)            (First)            (Middle)

   Alexanderplatz 2
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                     (Street)

   D-10178             Berlin          Germany
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol


The France Growth Fund, Inc.       (FRF)
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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   March 2000

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] Director                             [X] 10% Owner
   [ ] Officer (give title below)           [ ] Other (specify below)


   --------------------------------------------------

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7. Individual or Joint/Group Filing

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person

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

                        TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                                                    5. Amount of     6. Owner-
                                                                                       Securities       ship
                        2. Trans-     3. Trans-       4. Securities Acquired (A)       Beneficially     Form:
                           action        action          or Disposed of (D)            Owned at         Direct      7. Nature of
                           Date          Code            (Instr. 3, 4 and 5)           End of           (D) or         Indirect
1. Title of Security       (Month/    (Instr. 8)      --------------------------       Month            Indirect       Beneficial
   (Instr. 3)              Day/       ----------      Amount    (A) or     Price       (Instr.          (I)            Ownership
                           Year)      Code    V                 (D)                    3 and 4)         (Instr. 4)     (Instr. 4)
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
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Common Stock             3/1/00        P              4,500       A      $16.4375
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Common Stock             3/2/00        P              8,000       A       16.8125
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Common Stock             3/2/00        P             12,000       A       16.7708
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Common Stock             3/3/00        P              5,000       A       17.2500
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Common Stock            3/13/00        P              3,000       A       17.4375
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Common Stock            3/14/00        P              6,000       A       17.0146
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                                                                                         2,561,000         D
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* If the Form is filed by more than one reporting person, see Instruction 4(b)(v).                                SEC 1474 (8-92)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)


                           TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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    1.        2.        3.         4.         5.             6.                 7.           8.        9.         10.       11.
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                                                                           Title and                           Ownership
                                          Number of     Date Exer-         Amount of                           Form of
                                          Derivative    cisable and        Underlying              Number of   Deriv-
                                          Securities    Expiration         Securities      Price   Derivative  ative
            Conver-             Trans-    Acquired (A)  Date (Month/       (Instr. 3       of      Securities  Security:
            sion or   Trans-    action    or Disposed    Day/Year)          and 4)         Deriv-  Benefi-     Direct
            Exercise  action    Code      of (D)        --------------    --------------   ative   cially      (D) or    Nature of
Title of    Price of  Date      (Instr.   (Instr. 3,    Date                      Amount   Secur-  Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/    8)        4, and 5)    Exer-    Expir-           or Num-  ity     End of      (I)       Beneficial
Security    ative      Day/     --------  ----------    cis-     ation            ber of   (Instr. Month       (Instr.   Ownership
(Instr. 3)  Security   Year)    Code  V   (A)   (D)     able     Date     Title   Shares    5)     (Instr. 4)   4)       (Instr. 4)
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
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

Explanation of Responses:

Bankgesellschaft Berlin AG

By: /s/ Gregory Melville                 April 12, 2000
    --------------------------           --------------
    Name:  Gregory L. Melville                Date
    Title: Assistant Director


By: /s/ Moritz Sell                      April 12, 2000
    --------------------------           --------------
    Name:  Moritz Sell                      Date
    Title: Market Strategist



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                          Page 2
                                                                 SEC 1474 (8-92)